Exhibit 99.1

CONTACT:	Martin R. de Laureal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1429

STEWART ENTERPRISES REPORTS ON RETIREMENT OF CHIEF EXECUTIVE OFFICER

JEFFERSON, La.—(BUSINESS WIRE)—June 7, 2006—Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today that Kenneth C. Budde, its President and Chief Executive Officer, has decided to retire effective June 30, 2006. Thomas M. Kitchen, the Company’s Chief Financial Officer, will serve as acting CEO and Chief Financial Officer while the Board conducts a national search for a successor. The search is expected to include the consideration of both internal and external candidates.
Mr. Budde commented, “After 22 years with Stewart Enterprises, I have decided it is time to spend more time with my family. It has been a great privilege to work for so many years with Stewart’s exceptional management team and to receive the support of so many wonderful employees throughout this excellent organization. I am very proud of the many achievements our team has realized during my time at Stewart, all of which are a direct reflection of the depth of talent and commitment that exists across our organization. It has been my good fortune to be part of such an accomplished team.”
Mr. Budde continued, “I am pleased to turn over the reins to Tom Kitchen, with whom I have worked for many years. I am fully confident of his ability to step into the CEO position and guide the Company successfully while the Board conducts its search.”
Mr. Budde joined Stewart 22 years ago and served for five years as a divisional financial officer in the Southern Division. In 1989, he was brought to the corporate offices to help prepare the Company for its 1991 initial public offering and served as Senior Vice President of Finance, Secretary and Treasurer until 1998. He served as the Company’s Chief Financial Officer from 1998 through 2004, and became President and Chief Executive Officer in 2004. He has been a member of the Board of Directors since 1998.
Mr. Kitchen joined the Stewart Board in February 2004 and became the Company’s Chief Financial Officer in December 2004. Mr. Kitchen stated, “I am honored to have been selected to serve as acting CEO while the Board performs its search. Ken will leave Stewart in excellent financial and operating shape, and staffed with an exceptionally talented senior executive team. With their support, I have no doubt that the transition from Ken’s leadership to that of our next CEO will be smooth and successful.”
Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 230 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.